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                          March 1, 2021

       Adrian Kemp
       Company Secretary
       AstraZeneca PLC
       1 Francis Crick Avenue
       Cambridge Biomedical Campus
       Cambridge CB2 0AA
       England

                                                        Re: AstraZeneca PLC
                                                            Registration
Statement on Form F-4
                                                            Filed February 19,
2021
                                                            File No. 333-253315

       Dear Mr. Kemp:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences